                                      FREE WRITING PROSPECTUS
                                      FILED PURSUANT TO RULE 433
                                      REGISTRATION STATEMENT NO.: 333-126218-04

March 20, 2006 02:53PM    PRICE/DISCOUNT MARGIN TO MATURITY Table for MMARA10320 Class A3FL     Merrill Lynch & Company
Settlement: March 30, 2006   Current Balance: $123,150,000.00 Current Coupon: 4.94%                         HyperStruct
Last Payment: None                                                                         Next Payment: April 12, 2006

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                   cpi (0.00) libor1m (4.74) libor1m_f (4.74)
                           No default scenario exists
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                               Scenario Assumption

            --------------    --------------    --------------    --------------
               pricing           scen_d1           scen_d2           scen_d3
            -------------     --------------    --------------    --------------
   Price    DM (bp)   Dur     DM (bp)   Dur     DM (bp)   Dur     DM (bp)   Dur
 --------   -------------     --------------    --------------    --------------
   100.000  20.0    5.47      20.0    3.29      20.0    3.51      20.0    3.78

WAL         6.450             3.709             3.949             4.251

1st Prin   09/12/12          04/12/07          04/12/08          04/12/09
Mat.       09/12/12          10/12/12          10/12/12          10/12/12
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                          Treasury Curve (03/20/2006)

             3mo      6mo      1yr      2yr      3yr      4yr      5yr      7yr     10yr     30yr
 Price:     0-00     0-00    -1-00     0-00     0-00    -1-00     0-00    -1-00     0-00     0-00
 Yield:   4.6850   4.6790   4.6670   4.6430   4.6190   4.6085   4.5980   4.6160   4.6430   4.6830

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'pricing': No Prepays and No defaults.
'scen_d1': Top 5 Loans default after 12 months with 0 Recovery Lag.
'scen_d2': Top 5 Loans default after 12 months with 12 Recovery Lag.
'scen_d3': Top 5 Loans  default  after 12 months  with 24 Recovery Lag.
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  Recipient must read the information in the attached underwriter's statement regarding computational materials and other information (the 'Statement'). If the statement is not attached, please contact your account representative. Do not use or rely on this information if you have not received and reviewed the
                                   Statement.
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The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-126218) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Countrywide Securities Corporation, EHY Securities (USA)
LLC, Banc of America Securities LLC, Goldman, Sachs & co. and Morgan Stanley &
Co. Incorporated (collectively, the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof
(including options).

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o disclaimers of responsibility or liability;
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o a legend that information contained in these materials will be superseded or
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after the date of the contract for sale.

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